NEWS RELEASE

NCR Announces Full Year and Fourth Quarter 2022 Results
Full Year Revenue Up 10% and Up 13% Constant Currency

ATLANTA, February 7, 2023 - NCR Corporation (NYSE: NCR) reported financial results today for the full year and three months ended December 31, 2022. Full year and fourth quarter results and other recent highlights include:

•Delivered strong full year and fourth quarter 2022 results
•Full year revenue of $7.8 billion, up 10%; up 13% on a constant currency basis
◦Full year recurring revenue of $4.8 billion, up 16% and up 20% on a constant currency basis
•Full year net income from continuing operations attributable to NCR of $64 million, down 34%
◦Full year Adjusted EBITDA of $1,370 million, up 10% and up 16% on a constant currency basis
•Full year GAAP diluted EPS from continuing operations of $0.34, down 41%
◦Full year Non-GAAP diluted EPS of $2.62, up 2%
•Expect 2023 to be another strong year executing strategic initiatives, with improved profitability
•Company continues to move forward with previously announced plan to separate into two companies

“Our fourth quarter results represented a good finish to a year where we executed extremely well even with the challenging macroeconomic environment throughout 2022,” said Michael Hayford, Chief Executive Officer. “We delivered solid financial performance, made progress on our strategy to NCR becoming a software-led as-a-service company with higher recurring revenue streams, and demonstrated our unwavering commitment to our customers with further increases in our customer satisfaction metrics. We enter 2023 with products winning in the market and positive momentum.”

Hayford continued, “We are making good progress on our plans to separate NCR into two public companies. We continue to believe the separation will unlock significant value for our customers and stockholders.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include “free cash flow,” “Adjusted EBITDA,” and others with the words “non-GAAP” or "constant currency" in their titles. These non-GAAP measures are listed, described and reconciled to their most directly comparable GAAP measures under the heading “Non-GAAP Financial Measures” later in this release.

Full Year and Fourth Quarter 2022 Operating Results

Effective January 1, 2022, the Company realigned its reportable segments to correspond with changes to its operating model, management structure and organizational responsibilities. Prior periods have been reclassified in order to conform to current period presentation.

Revenue
Fourth quarter revenue of $2,009 million decreased 1% year over year. On a constant currency basis, fourth quarter revenue was up 2% year over year. Full year revenue of $7,844 million increased 10% year over year. On a constant currency basis, full year revenue was up 13% year over year. The following tables show revenue for the fourth quarter and full year:

$ in millions	Q4 2022	Q4 2021	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Retail	$575	$608	(5)%	(1)%
Hospitality	239	231	3%	5%
Digital Banking	139	133	5%	5%
Payments & Network	319	295	8%	11%
Self-Service Banking	691	707	(2)%	2%
Other	57	68	(16)%	(14)%
Eliminations (1)	(11)	(8)	38%	38%
Total revenue	$2,009	$2,034	(1)%	2%

Recurring revenue	$1,223	$1,182	3%	7%
Recurring revenue %	61%	58%

$ in millions	FY 2022	FY 2021	% Increase (Decrease)	% Increase (Decrease) Constant Currency
Retail	$2,258	$2,231	1%	5%
Hospitality	926	849	9%	10%
Digital Banking	543	513	6%	6%
Payments & Network	1,286	675	91%	96%
Self-Service Banking	2,621	2,617	—%	4%
Other	244	297	(18)%	(14)%
Eliminations (1)	(43)	(26)	65%	65%
Total segment revenue	$7,835	$7,156	9%	13%
Other adjustment (2)	9	—
Total revenue	$7,844	$7,156	10%	13%

Recurring revenue	$4,841	$4,166	16%	20%
Recurring revenue %	62%	58%

(1) Eliminations include revenues from contracts with customers and the related costs that are reported in the Payments & Network segment as well as in the Retail or Hospitality segments, including merchant acquiring services that are monetized via payments.
(2) Other adjustment reflects the revenue attributable to the Company's operations in Russia for the twelve months ending December 31, 2022 that were excluded from management's measure of revenue due to our announcement to suspend sales to Russia and anticipated orderly wind down of our operations in Russia. The revenue attributable to Russian operations for the three and twelve months ending December 31, 2021 of $15 million and $48 million, respectively, is included in the respective segments. Refer to section entitled "Non-GAAP Financial Measures" for additional information.

•Fourth quarter gross margin of $485 million decreased from $503 million in the prior year period. Gross margin rate was 24.1%, compared to 24.7% in the prior period. Fourth quarter gross margin (non-GAAP) of $520 million decreased from $549 million in the prior year period. Gross margin rate (non-GAAP) was 25.9%, compared to 27.0% in the prior period.

•Fourth quarter income from operations of $166 million increased from $123 million in the prior year period. Fourth quarter operating income (non-GAAP) of $232 million increased from $215 million in the prior year period.

•Fourth quarter net loss from continuing operations attributable to NCR of $7 million decreased from net income from continuing operations attributable to NCR of $64 million in the prior year period.

•Fourth quarter Adjusted EBITDA of $380 million increased from $353 million in the prior year period. Foreign currency fluctuations had an unfavorable impact on the Adjusted EBITDA comparison of 6%. Adjusted EBITDA margin rate was 18.9%, compared to 17.4% in the prior year period.

•Fourth quarter cash provided by operating activities of $202 million decreased from cash provided by operating activities of $270 million in the prior year period. Fourth quarter free cash flow was $202 million, compared to free cash flow of $100 million in the prior year period.

•Full year 2022 net income from continuing operations attributable to NCR of $64 million decreased from net income from continuing operations attributable to NCR of $97 million in the prior year period.

•Full year 2022 Adjusted EBITDA increased to $1,370 million from $1,244 million in the prior year period.

•Full year 2022 cash provided by operating activities was $447 million compared to $1.08 billion in the prior year period. Full year 2022 free cash flow was $164 million compared to $460 million in the prior year period.

2023 Outlook

For the full year 2023, we are forecasting:

•Revenue - $7.8 billion to $8.0 billion
•Adjusted EBITDA - $1.45 billion to $1.55 billion
•Non-GAAP diluted EPS(1) - $3.30 - $3.50
•Non-GAAP diluted EPS (prior convention)(1) - $2.55 to $2.75
•Free cash flow - $400 million to $500 million

For the first quarter of 2023, we are forecasting:

•Revenue - $1.8 billion to $1.9 billion
•Adjusted EBITDA - approximately $300 million
•Non-GAAP diluted EPS(1) - $0.55 - $0.60
•Non-GAAP diluted EPS (prior convention)(1) - $0.35 to $0.40
•Free cash flow - $100 million to $200 million

(1) Our Non-GAAP diluted EPS calculation previously included stock-based compensation expense. Beginning in 2023, we will exclude the impact of stock-based compensation expense from our Non-GAAP diluted EPS calculation, which in 2022 would have resulted in Non-GAAP diluted EPS of approximately $3.32.

With respect to our Adjusted EBITDA, Free Cash Flow and non-GAAP diluted earnings per share guidance, we do not provide a reconciliation of the respective GAAP measures because we are not able to predict with reasonable certainty the reconciling items that may affect the GAAP net income from continuing operations, GAAP cash flow from operating activities and GAAP diluted earnings per share from continuing operations without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures. Refer to the heading “Non-GAAP Financial Measures” for additional information regarding our use of non-GAAP financial measures.

Separation Update

On September 15, 2022, NCR announced a plan to separate into two independent, publicly traded companies – one focused on digital commerce, the other on ATMs. The separation is intended to be structured in a tax-free manner. The separation transaction will follow the satisfaction of customary conditions, including effectiveness of appropriate filings with the U.S. Securities and Exchange Commission, and the completion of audited financial statements. The current target is to complete the separation by the end of 2023.

Should alternative options become available in the future that could deliver superior value to our shareholders than the planned separation, such as a whole or partial company sale of NCR, the Board remains open to considering alternative scenarios.

2022 Fourth Quarter and Full Year Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. Eastern Time to discuss the full year and fourth quarter 2022 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 4153583.

More information on NCR’s full year and fourth quarter earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.
About NCR Corporation
NCR Corporation (NYSE: NCR) is a leader in transforming, connecting and running technology platforms for self-directed banking, stores and restaurants. NCR is headquartered in Atlanta, Georgia, with 38,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release include, without limitation, statements regarding: our expectations of demand for our solutions and execution, and the impact thereof on our financial results in 2023; NCR’s focus on advancing our strategic growth initiatives and transforming NCR into a software-led as-a-service company with a higher mix of recurring revenue streams; our expectations of NCR's ability to deliver increased value to customers and stockholders; statements regarding the planned separation of NCR into two separate companies, including, but not limited to, statements regarding the anticipated timing and structure of such planned transaction, the future commercial or financial performance of the commerce company or the ATM company following such planned transaction, value creation and ability to innovate and drive growth generally as a result of such transaction, and the expected capital structure of the companies at the time of and following the transaction. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:
•Strategy and Technology: transforming our business model; development and introduction of new solutions; competition in the technology industry; integration of acquisitions and management of alliance activities; our multinational operations
•Business Operations: domestic and global economic and credit conditions; risks and uncertainties from the payments-related business and industry; disruptions in our data center hosting and public cloud facilities; retention and attraction of key employees; defects, errors, installation difficulties or development delays; failure of third-party suppliers; the impact of the coronavirus (COVID-19) pandemic and geopolitical and macroeconomic challenges; environmental exposures from historical and ongoing manufacturing activities; and climate change
•Data Privacy & Security: impact of data protection, cybersecurity and data privacy including any related issues
•Finance and Accounting: our level of indebtedness; the terms governing our indebtedness; incurrence of additional debt or similar liabilities or obligations; access or renewal of financing sources; our cash flow sufficiency to service our indebtedness; interest rate risks; the terms governing our trade receivables facility; the impact of certain changes in control relating to acceleration of our indebtedness, our obligations under other financing arrangements, or required repurchase of our senior unsecured notes; any lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; our pension liabilities; and write down of the value of certain significant assets
•Law and Compliance: protection of our intellectual property; changes to our tax rates and additional income tax liabilities; uncertainties regarding regulations, lawsuits and other related matters; and changes to cryptocurrency regulations
•Governance: impact of the terms of our Series A Convertible Preferred (“Series A”) Stock relating to voting power, share dilution and market price of our common stock; rights, preferences and privileges of Series A stockholders compared to the rights of our common stockholders; and actions or proposals from stockholders that do not align with our business strategies or the interests of our other stockholders
•Planned Separation: an unexpected failure to complete, or unexpected delays in completing, the necessary actions for the planned separation, or to obtain the necessary approvals to complete these actions; that the potential strategic benefits, synergies or opportunities expected from the separation may not be realized or may take longer to realize than expected; costs of implementation of the separation and any changes to the configuration of businesses included in the separation if implemented; the potential inability to access or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade; the potential adverse reactions to the planned separation by customers, suppliers, strategic partners or key personnel and potential difficulties in maintaining relationships with such persons and risks associated with third party contracts containing consent and/or other provisions that may be triggered by the planned separation; the risk that any newly formed entity to house the commerce or ATM business would have no credit rating and may not have access to the capital markets on acceptable terms; unforeseen tax liabilities or changes in tax law; requests or requirements of governmental authorities related to certain existing liabilities; and the ability to obtain or consummate financing or refinancing related to the transaction upon acceptable terms or at all.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that the planned separation will be completed in the expected form or within the expected time frame or at all. Nor can there be any guarantee that the commerce business and ATM business after a separation will be able to realize any of the potential strategic benefits, synergies or opportunities as a result of these actions. Neither can there be any guarantee that shareholders will achieve any particular level of shareholder returns. Nor can there be any guarantee that the planned separation will enhance value for shareholders, or that NCR or any of its divisions, or separate commerce and ATM business, will be commercially successful in the future, or achieve any particular credit rating or financial results. Additional information concerning these and other factors can be found in the

Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Income (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating income (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits, as well as other special items, including amortization of acquisition related intangibles and transformation and restructuring activities, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, interest and other income (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. Beginning in 2023, we will exclude the impact of stock-based compensation expense from our Non-GAAP diluted EPS calculation.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA). NCR determines Adjusted EBITDA for a given period based on its GAAP net income from continuing operations attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus stock-based compensation expense; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits, and other special items, including amortization of acquisition related intangibles and transformation and restructuring charges, among others. NCR uses Adjusted EBITDA to manage and measure the performance of its business segments. NCR also uses Adjusted EBITDA to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments.

Adjusted EBITDA margin is calculated based on Adjusted EBITDA as a percentage of total revenue. Adjusted EBITDA margin by segment is calculated based on segment Adjusted EBITDA divided by the related component of revenue.

Special Item Related to Russia The war in Eastern Europe and related sanctions imposed on Russia and related actors by the United States and other jurisdictions required us to commence the orderly wind down of our operations in Russia beginning in the first quarter of 2022. As of December 31, 2022, we have ceased operations in Russia and are in process of dissolving our only subsidiary in Russia. As a result, for the twelve months ending December 31, 2022, our non-GAAP presentation of the measures described above exclude the immaterial impact of our operating results in Russia, as well as the impact of impairments taken to write down the carrying value of assets and liabilities, severance charges, and the assessment of collectability on revenue recognition. We consider this to be a non-recurring special item and management has reviewed the results of its business segments excluding these impacts. We have not adjusted the presentation of the prior year periods due to the immaterial impact of Russia to revenue and income from continuing operations for the three and twelve months ended December 31, 2021.

Free Cash Flow. NCR defines free cash flow as net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment, less additions to capitalized software, plus/minus restricted cash settlement activity, plus acquisition-related items, less the impact from the initial sale of trade accounts receivables under the agreement entered into during the third quarter of 2021, and plus pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow does not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result may contribute to an understanding of the Company's period-over-period operating performance and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Use of Certain Terms

Recurring revenue includes all revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, cloud revenue, payment processing revenue, interchange and network revenue, cryptocurrency-related revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.

Reconciliation of Gross Margin (GAAP) to Gross Margin (Non-GAAP)

$ in millions	Q4 2022	Q4 2021
Gross Margin (GAAP)	$485	$503
Transformation and restructuring costs	8	25
Acquisition-related amortization of intangibles	27	21
Gross Margin (Non-GAAP)	$520	$549

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (Non-GAAP)

	Q4 2022	Q4 2021
Gross Margin Rate (GAAP)	24.1%	24.7%
Transformation and restructuring costs	0.4%	1.3%
Acquisition-related amortization of intangibles	1.4%	1.0%
Gross Margin Rate (Non-GAAP)	25.9%	27.0%

Reconciliation of Income from Operations (GAAP) to Operating Income (Non-GAAP)

$ in millions	Q4 2022	Q4 2021
Income (Loss) from Operations (GAAP)	$166	$123
Transformation and restructuring costs	20	40
Acquisition-related amortization of intangibles	42	44
Acquisition-related costs	1	8
Separation costs	3	—
Operating Income (Non-GAAP)	$232	$215

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	Q4 2022	Q4 2021	FY 2022	FY 2021
Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP)	$(7)	$64	$64	$97
Transformation and restructuring costs	30	46	123	66
Acquisition-related amortization of intangibles	42	44	172	132
Acquisition-related costs	1	6	10	98
Pension mark-to-market adjustments	8	(118)	8	(118)
Separation costs	3	—	3	—
Depreciation and amortization (excluding acquisition-related amortization of intangibles)	109	107	423	357
Loss on Debt Extinguishment	—	—	—	42
Interest expense	81	64	285	238
Interest income	(7)	(4)	(13)	(8)
Income tax expense (benefit)	92	109	148	186
Stock-based compensation expense	28	35	125	154
Russia	—	—	22	—
Adjusted EBITDA (Non-GAAP)	$380	$353	$1,370	$1,244

Reconciliation of Diluted Earnings Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (Non-GAAP)

	Q4 2022	Q4 2021	FY 2022	FY 2021
Diluted Earnings Per Share from Continuing Operations (GAAP) (1)	$(0.08)	$0.43	$0.34	$0.58
Transformation and restructuring costs	0.20	0.26	0.71	0.38
Acquisition-related amortization of intangibles	0.15	0.23	0.82	0.70
Acquisition-related costs	0.01	0.13	0.06	0.71
Separation costs	0.01	—	0.01	—
Pension mark-to-market adjustments	(0.01)	(0.62)	(0.01)	(0.62)
Debt refinancing	—	—	—	0.28
Valuation allowance & other tax adjustments	0.48	0.32	0.48	0.46
Russia	—	—	0.13	—
Diluted Earnings Per Share from Continuing Operations (Non-GAAP) (1)	$0.79	$0.76	$2.62	$2.56

(1)     Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (Non-GAAP)

$ in millions	Q4 2022	Q4 2021	FY 2022	FY2021
Net cash provided by (used in) operating activities	$202	$270	$447	$1,077
Total capital expenditures	(88)	(106)	(377)	(348)
Restricted cash settlement activity	33	(42)	27	(41)
Acquisition related items	—	—	—	55
Initial sale of trade accounts receivable	—	(26)	—	(300)
Pension contributions	55	4	67	17
Free cash flow	$202	$100	$164	$460

Reconciliation of As Reported Growth % (GAAP) to Growth Constant Currency % (Non-GAAP)

	Three months ended December 31, 2022			Twelve months ended December 31, 2022
$ in millions	As Reported Growth %	Favorable (Unfavorable) FX Impact	Growth % Constant Currency (non-GAAP)	As Reported Growth %	Favorable (Unfavorable) FX Impact	Growth % Constant Currency (non-GAAP)
Revenue by segment
Retail	(5)%	(4)%	(1)%	1%	(4)%	5%
Hospitality	3%	(2)%	5%	9%	(1)%	10%
Digital Banking	5%	—%	5%	6%	—%	6%
Payments & Network	8%	(3)%	11%	91%	(5)%	96%
Self-Service Banking	(2)%	(4)%	2%	—%	(4)%	4%
Other	(16)%	(2)%	(14)%	(18)%	(4)%	(14)%
Eliminations	38%	—%	38%	65%	—%	65%
Total segment revenue	(1)%	(3)%	2%	9%	(4)%	13%
Total revenue	(1)%	(3)%	2%	10%	(3)%	13%

Recurring Revenue	3%	(4)%	7%	16%	(4)%	20%

Adjusted EBITDA	8%	(6)%	14%	10%	(6)%	16%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended December 31
	Three Months		Twelve Months
	2022	2021	2022	2021
Revenue
Product	$631	$640	$2,351	$2,193
Service	1,378	1,394	5,493	4,963
Total Revenue	2,009	2,034	7,844	7,156
Cost of products	537	560	2,097	1,850
Cost of services	987	971	3,889	3,413
Total gross margin	485	503	1,858	1,893
% of Revenue	24.1%	24.7%	23.7%	26.5%
Selling, general and administrative expenses	266	316	1,152	1,151
Research and development expenses	53	64	217	268
Income (loss) from operations	166	123	489	474
% of Revenue	8.3%	6.0%	6.2%	6.6%
Loss on extinguishment of debt	—	—	—	(42)
Interest expense	(81)	(64)	(285)	(238)
Other income (expense), net	(2)	113	7	90
Total interest and other expense, net	(83)	49	(278)	(190)
Income (loss) from continuing operations before income taxes	83	172	211	284
% of Revenue	4.1%	8.5%	2.7%	4.0%
Income tax expense (benefit)	92	109	148	186
Income (loss) from continuing operations	(9)	63	63	98
Income (loss) from discontinued operations, net of tax	(9)	—	(4)	—
Net income (loss)	(18)	63	59	98
Net income (loss) attributable to noncontrolling interests	(2)	(1)	(1)	1
Net income (loss) attributable to NCR	$(16)	$64	$60	$97
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$(7)	$64	$64	$97
Dividends on convertible preferred stock	(4)	(4)	(16)	(16)
Income (loss) from continuing operations attributable to NCR common stockholders	(11)	60	48	81
Income (loss) from discontinued operations, net of tax	(9)	—	(4)	—
Net income (loss) attributable to NCR common stockholders	$(20)	$60	$44	$81
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$(0.08)	$0.45	$0.35	$0.62
Diluted (1)	$(0.08)	$0.43	$0.34	$0.58
Net income (loss) per common share
Basic	$(0.15)	$0.45	$0.32	$0.62
Diluted (1)	$(0.15)	$0.43	$0.31	$0.58
Weighted average common shares outstanding
Basic	137.5	132.1	136.7	131.2
Diluted (1)	137.5	140.3	141.2	139.0

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended December 31
	Three Months				Twelve Months
	2022	2021	% Change	% Change Constant Currency	2022	2021	% Change	% Change Constant Currency
Revenue by segment
Retail	$575	$608	(5)%	(1)%	$2,258	$2,231	1%	5%
Hospitality	239	231	3%	5%	926	849	9%	10%
Digital Banking	139	133	5%	5%	543	513	6%	6%
Payments & Network	319	295	8%	11%	1,286	675	91%	96%
Self-Service Banking	691	707	(2)%	2%	2,621	2,617	—%	4%
Other	57	68	(16)%	(14)%	244	297	(18)%	(14)%
Eliminations	(11)	(8)	38%	38%	(43)	(26)	65%	65%
Total segment revenue	$2,009	$2,034	(1)%	2%	$7,835	$7,156	9%	13%
Other adjustment (1)	—	—			9	—
Total revenue	$2,009	$2,034	(1)%	2%	$7,844	$7,156	10%	13%

Adjusted EBITDA by segment
Retail	$116	$119	(3)%		$415	$442	(6)%
Retail Adjusted EBITDA margin %	20.2%	19.6%			18.4%	19.8%
Hospitality	54	39	38%		192	158	22%
Hospitality Adjusted EBITDA margin %	22.6%	16.9%			20.7%	18.6%
Digital Banking	54	52	4%		226	213	6%
Digital Banking Adjusted EBITDA margin %	38.8%	39.1%			41.6%	41.5%
Payments & Network	96	105	(9)%		405	238	70%
Payments & Network Adjusted EBITDA margin %	30.1%	35.6%			31.5%	35.3%
Self-Service Banking	161	148	9%		565	580	(3)%
Self-Service Banking Adjusted EBITDA margin %	23.3%	20.9%			21.6%	22.2%
Corporate and Other (2)	(92)	(104)	(12)%		(399)	(369)	8%
Eliminations	(9)	(6)	50%		(34)	(18)	89%
Total Adjusted EBITDA	$380	$353	8%	14%	$1,370	$1,244	10%	16%
Total Adjusted EBITDA margin %	18.9%	17.4%			17.5%	17.4%

(1) Other adjustment reflects the revenue attributable to the Company's operations in Russia for the twelve months ending December 31, 2022 that were excluded from management's measure of revenue due to our announcement to suspend sales to Russia and anticipated orderly wind down of our operations in Russia. The revenue attributable to the Russian operations for the three and twelve months ending December 31, 2021 of $15 million and $48 million, respectively, is included in the respective segments. Refer to the section entitled "Non-GAAP Financial Measures" for additional information.
(2) Corporate and Other includes income and expenses related to corporate functions that are not specifically attributable to an individual reportable segment along with any immaterial operating segment(s).

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$505	$447
Accounts receivable, net of allowances of $34 and $24 as of December 31, 2022 and December 31, 2021, respectively	1,083	959
Inventories	772	754
Restricted cash	228	295
Prepaid and other current assets	508	421
Total current assets	3,096	2,876
Property, plant and equipment, net	648	703
Goodwill	4,540	4,519
Intangibles, net	1,145	1,316
Operating lease assets	371	419
Prepaid pension cost	212	300
Deferred income taxes	604	732
Other assets	910	776
Total assets	$11,526	$11,641
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$104	$57
Accounts payable	956	826
Payroll and benefits liabilities	207	389
Contract liabilities	537	516
Settlement liabilities	250	263
Other current liabilities	679	757
Total current liabilities	2,733	2,808
Long-term debt	5,561	5,505
Pension and indemnity plan liabilities	614	789
Postretirement and postemployment benefits liabilities	91	119
Income tax accruals	97	116
Operating lease liabilities	353	388
Other liabilities	323	383
Total liabilities	9,772	10,108
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.3 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively; redemption amount and liquidation preference of $276 as of December 31, 2022 and December 31, 2021, respectively	275	274
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 138.0 and 132.2 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	1	1
Paid-in capital	704	515
Retained earnings	1,075	1,031
Accumulated other comprehensive loss	(300)	(291)
Total NCR stockholders' equity	1,480	1,256
Noncontrolling interests in subsidiaries	(1)	3
Total stockholders' equity	1,479	1,259
Total liabilities and stockholders' equity	$11,526	$11,641

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended December 31
	Three Months		Twelve Months
	2022	2021	2022	2021
Operating activities
Net income (loss)	$(18)	$63	$59	$98
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations	9	—	4	—
Loss on debt extinguishment	—	—	—	42
Depreciation and amortization	159	153	610	517
Stock-based compensation expense	28	35	125	154
Deferred income taxes	29	59	53	89
Impairment of other assets	—	24	—	24
Loss (gain) on disposal of property, plant and equipment and other assets	(14)	1	(10)	—
Loss on divestiture	9	—	9	—
Changes in assets and liabilities:
Receivables	58	(25)	(216)	215
Inventories	32	(30)	(188)	(195)
Current payables and accrued expenses	(65)	45	48	255
Contract liabilities	23	(20)	(1)	(15)
Employee benefit plans	(58)	(117)	(61)	(147)
Other assets and liabilities	10	82	15	40
Net cash provided by operating activities	$202	$270	$447	$1,077
Investing activities
Expenditures for property, plant and equipment	$(20)	$(38)	$(92)	$(106)
Proceeds from sale of property, plant and equipment and other assets	2	—	10	1
Additions to capitalized software	(68)	(68)	(285)	(242)
Business acquisitions, net of cash acquired	(1)	(7)	(13)	(2,473)
Proceeds from divestiture, net	(2)	—	(2)	—
Purchases of short-term investments	—	—	—	(13)
Proceeds from sales of short-term investments	—	—	—	14
Other investing activities, net	—	(1)	(5)	(7)
Net cash used in investing activities	$(89)	$(114)	$(387)	$(2,826)
Financing activities
Short term borrowings, net	$1	$—	$1	$—
Payments of senior unsecured notes	—	—	—	(400)
Payments on term credit facilities	(32)	(1)	(63)	(107)
Payments on revolving credit facilities	(346)	(219)	(1,192)	(1,650)
Borrowings on term credit facilities	—	—	—	1,505
Borrowings on revolving credit facilities	312	215	1,333	1,756
Proceeds from senior unsecured and other notes	12	—	12	1,200
Debt issuance costs and bridge commitment fees	—	(1)	—	(53)
Call premium paid on debt extinguishment	—	—	—	(37)
Cash dividend paid for Series A preferred shares dividends	(5)	(4)	(16)	(15)
Proceeds from employee stock plans	12	11	31	44
Tax withholding payments on behalf of employees	(21)	(22)	(59)	(50)
Net change in client funds obligations	(22)	7	(28)	4
Principal payments for finance lease obligations	(3)	(4)	(15)	(17)
Other financing activities	—	—	(3)	(2)
Net cash provided by (used in) financing activities	$(92)	$(18)	$1	$2,178
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	(19)	(18)	(20)	(68)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7)	(6)	(50)	(18)
Increase (decrease) in cash, cash equivalents, and restricted cash	$(5)	$114	$(9)	$343
Cash, cash equivalents and restricted cash at beginning of period	745	635	749	406
Cash, cash equivalents, and restricted cash at end of period	$740	$749	$740	$749